UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

____________________________________________________________

Date of Report (Date of earliest event reported): July 25, 2013

EXPERIENCE ART AND DESIGN, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-174155	27-4673791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27929 S.W. 95th Ave. Suite 1101, Wilsonville, OR	97070
(Address of principal executive offices)	(Zip Code)

          971-202-2435____

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

EXPERIENCE ART AND DESIGN, INC.

Item 8.01        Other Information

            Proposed License Agreement with Retrieve Technologies

On July 25, 2013, Experience Art and Design, Inc. (the “Company”) executed a non-binding Summary of Terms (“Term Sheet”) with Retrieve Technologies, a New Hampshire corporation (“Retrieve”) which sets forth the basis for the negotiation of a possible License and Co-Development Agreement (“Agreement”) under which Retrieve would grant the Company an exclusive license to its software platform and applications for use by the Company in software-based content management and content presentation platform and applications for the art and design industries.

Execution of an Agreement is subject to completion of legal and accounting due diligence and approval by the Boards of Directors of each party. The anticipated consideration will include issuance by the Company of unregistered shares of its common stock to Retrieve with a value of $1.4 Million as determined by the average closing price of the Company shares for the five trading days prior to the execution of the Agreement. The Agreement will contain standard representations, warranties and covenants for a transaction of this type, and closing of the Agreement is subject to closing conditions to be provided in the Agreement. The targeted date for completion of due diligence and execution of the Agreement is September 30, 2013 with closing to occur as soon as possible thereafter. The parties have agreed that they will not negotiate with or enter into agreements with any third party that operates or plans to operate in businesses similar to those of the Company or Retrieve. There can be no assurance that an Agreement will be executed by the parties and no assurance that, if an Agreement is executed, the transaction will be consummated.

            Modification of Indebtedness

The Company is a party to a Secured Promissory Note (the “Note”) in the original principal amount of $2,800,000 owed to Chiurazzi International, LLC (the “Holder”). The Note, as amended, is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2013. The Note and Amendment No. 1 to the Note were included as Exhibits 10.1 and 10.4, respectively to said Current Report. On May 30, 2013, the Company entered into Amendment No. 2 to the Note with the Holder which extended the Maturity Date, modified the payment schedule and decreased certain payments due thereunder. Amendment No. 2 to the Note was attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 7, 2013.

Effective July 24, 2013, the Company entered into Amendment No. 3 to the Secured Promissory Note with the Holder which (1) reduces the principal amount of the Note to $1,272,500; (2) waives interest under the Note if all payments are paid within 10 days of their due date; (3) provides, in exchange for the reduction of the principal amount of the Note, for the issuance to Holder of 700,000 shares (the “Stock”) of the Company’s unregistered common stock (representing approximately 2.9% of the outstanding common stock of the Company) in a transaction exempt under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended; (4) modifies the payment schedule as follows: $40,000 due upon the earlier of execution of the Amendment No. 3 or July 30, 2013; $50,000 due on August 26, 2013 and $40,000 due on the 26th day of each consecutive month thereafter until January 25, 2016 (the “Maturity Date”); (5) provides for late payment penalties of $1,000 per day up to a maximum of $10,000; and (6) in the event of payments more than 30 days past due, provides for a return of the Stock to the Company (or reduction of unpaid principal to the extent of net proceeds from sale of the Stock), reversion of principal amount of the Note as calculated pursuant to Amendment No. 2 and reinstates the accrual of interest as provided by Amendment No. 2.

The foregoing description of the Amendment No. 3 to the Secured Promissory Note is a summary and is qualified in its entirety by reference to the Amendment No. 3 to the Secured Promissory Note, attached hereto as Exhibit
10.1, which is incorporated herein by reference to this Item 8.01.

Forward-Looking Statements

This report includes forward-looking statements including statements that reflect the Company’s current expectations about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," “would,” “targets,” "hope," or similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements and specifically those statements referring to any specific projects mentioned herein. These risks are described from time to time in the Company's SEC filings, which are available online at www.sec.gov; and such factors as incorporated by reference. The Company does not undertake any obligation to update any forward-looking statements as a result of new information or developments, except as required by law.

Item 9.01        Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amendment No. 3 to Secured Promissory Note dated July 30, 2013 between the Company and Chiurazzi International, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2013	EXPERIENCE ART AND DESIGN, INC.

By: /s/ Kenneth R. Kepp
Kenneth R. Kepp
Chief Financial Officer and Chief Operating Officer

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